Exhibit 99.1

Beam Global Reports Fiscal Q2 2021 Financial Results

Conference Call Today at 4:30 PM ET

SAN DIEGO, CA, August 12, 2021—Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced financial results for the second quarter ended June 30, 2021.

Second Quarter and Recent Company Highlights

•	Recorded the highest second quarter revenue in the company’s history.

•	Received largest single order from California’s Department of General Services for 52 systems.

•	Experienced an increase in orders from the GSA and California contracts and an increase in multi-unit orders.

•	Grew sales pipeline by 50% from $50M to $75M.

•	Executed deployments and orders during Q2 2021 for California, Wisconsin, Georgia, Hawaii, New Mexico, New York, Pennsylvania, South Carolina, Tennessee, Washington.

•	Increased engagement and pipeline activity with utility and commercial real estate industries.

•	Sets a world record for the longest flight in a production electric aircraft, powered only by sunshine.

•	The EV ARCTM’s Transportable EV charging was featured for military and civilian use at the 2021 Electric Mobility Symposium at the Marine Corps Air Station Miramar in San Diego.

•	Beam Global was added to the Russell 2000® Index.

•	Beam Global presented virtually at the LD Micro Invitational XI event. It was featured as a Hall of Fame Top 50 performer, selected out of more than 2,000 companies.

•	Negotiated into CEC’s Clean Transportation Program – Up to $200 million in potential EVSE funding.

•	Granted entrance into CARB’s Carl Moyer Grant Program for EVSE - $60 million in annual funding.

•	Issued a further patent in China for EV ARCTM.

“Q2 of 2021 saw a record number of Beam deliveries, record revenue, record pipeline, our largest order to date and many other powerful indicators that our strategy and execution is working,” said Beam CEO Desmond Wheatley. “Funding and interest activity at every level of government and also in the corporate enterprise arena is increasing and accelerating as it relates to Beam’s products. We are seeing larger orders and more of them and for all the reasons that we have built our business around. People want and need rapidly deployed, scalable, lowest TCO and highly resilient EV charging and emergency power infrastructure and our products deliver those attributes in unique and patented systems. We are taking the necessary steps to reduce our costs of manufacturing, defend ourselves from fluctuations and disruptions in shipping, and make the appropriate investments in sales and marketing, government relations, R&D and upgrades to our factory so that we are well positioned to profitably take advantage of the significant increase in orders we believe are coming and that we see in our current $75M pipeline.”

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Fiscal Q2 2021 Financial Summary

Revenues

Our revenues for the second fiscal quarter ended June 30, 2021 were $2,121,098, compared to $1,455,158 for the same period in the prior year, a 46% increase. For the first six months of 2021, revenues were $3,493,490, a 26% increase over $2,772,210 reported for the same period in 2020. Our shipments to municipalities continued strong, and increased revenues came from sales to federal customers where grants and other funding is becoming available for electric vehicles and charging infrastructure, and to enterprise customers as many employees are returning to the office following stay-at-home requirements due to the COVID-19 pandemic.

Gross Loss

The gross loss for the three months ended June 30, 2021 was $273,877, compared to gross income of $55,336 for the same period in 2020. Our gross loss for the first six months of 2021 was $422,997, compared to gross income of $15,695 for the same period in 2020. Our gross loss increased primarily due to an increase in costs for the new EV ARC™ 2020 unit that was launched at the end of 2019 and rolled out in 2020, compared to the original EV ARC™. We expect the cost of this product to improve over time as a result of process and cost improvements. In addition, we have seen increases in steel prices and shipping costs due to high demand. We expect our margins to improve as we increase our production levels, which will reduce our overhead costs per unit and improve our labor efficiency.

Operating Expenses

Total operating expenses were $1,369,010 for the three months ended June 30, 2021, compared to $888,456 for the same period in 2020, a 54% increase. Operating expense for the six months ended June 30, 2021 was $2,471,685, a 38% increase compared to $1,790,456 for the same period in 2020. The increase was primarily due to non-cash compensation expense for stock options and vesting of director restricted shares and increased sales and marketing expense to support revenue growth.

Net Loss
The net loss for the first quarter of 2021 was $1,641,788, compared to $833,957 for the first quarter of 2020. The net loss for the first half of 2021 was $2,892,597, compared to $1,776,478 for the same period in 2020. This is primarily attributable to the increase in gross loss and increased operating expenses.

Cash and Working Capital

At June 30, 2021, we had cash of $25,308,606, compared to $26,702,804 at December 31, 2020. Cash decreased due to year to date operating cash usage, partially offset by the exercise of warrants. Our working capital increased from $28,063,320 at December 31, 2020 to $28,177,437 at June 30, 2021.

Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10159467/ec400dc50c

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE):        1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN:       1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=RaloCqGP

About Beam Global
Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.

Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Next PR

Press@BeamForAll.com

+1 813-526-1195

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-295-7661

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Beam Global

Condensed Balance Sheets

(000's omitted)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$25,309	$26,703
Accounts receivable	2,808	1,786
Prepaid and other current assets	296	321
Inventory, net	1,937	1,093
Total current assets	30,350	29,903

Property and equipment, net	363	235
Operating lease right of use asset	2,254	2,419
Patents, net	321	294
Deposits	52	52
Total assets	$33,340	$32,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,077	$728
Accrued expenses	396	392
Sales tax payable	108	92
Deferred revenue	156	107
Operating lease liabilities, current	436	521
Total current liabilities	2,173	1,840

Operating lease liabilities, noncurrent	1,850	1,911
Total liabilities	4,023	3,751

Total stockholders' equity	29,317	29,152
Total liabilities and stockholders' equity	$33,340	$32,903

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Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$2,121	$1,455	$3,493	$2,772
Cost of revenues	2,395	1,400	3,916	2,756
Gross income (loss)	(274)	55	(423)	16

Operating expenses	1,369	888	2,472	1,791
Loss from operations	(1,643)	(833)	(2,895)	(1,775)

Other income (expense)
Interest income	2	1	3	10
Interest expense	–	(1)	–	(10)
Total other income (expense), net	2	–	3	–

Loss before income tax expense	(1,641)	(833)	(2,892)	(1,775)
Income tax expense	1	1	1	1
Net loss	$(1,642)	$(834)	$(2,893)	$(1,776)

Net loss per share - basic and diluted	$(0.18)	$(0.16)	$(0.33)	$(0.34)
Weighted average shares outstanding - basic and diluted	8,882,322	5,257,681	8,823,965	5,240,427

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